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EXHIBIT 10.81


                           A CONFORMED VERSION OF THE

                            UNIT OPERATING AGREEMENT

                                TRADING BAY UNIT

                               COOK INLET, ALASKA

                                  INCORPORATING

                       THE FIRST THROUGH EIGHTH AMENDMENTS

                                       AND

                 THE FIRST THROUGH THIRD SUPPLEMENTAL AGREEMENTS


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 ARTICLE I       CONFIRMATION OF UNIT AGREEMENT..........................     2
    1.1   Confirmation of Unit Agreement.................................     2
 ARTICLE II      EXHIBITS -- APPENDICES..................................     2
    2.1   Exhibits.......................................................     2
    2.2   Appendices.....................................................     2
    2.3   Revision of Appendices.........................................     3
 ARTICLE III     DEFINITIONS.............................................     3
    3.1   Unit Agreement.................................................     3
    3.2   Acre-Feet of WIPA Pay..........................................     3
    3.3   Basic Participating Interest...................................     3
    3.4   Costs..........................................................     3
    3.5   Deepen or Plug Back............................................     3
    3.6   Development Well...............................................     3
    3.7   Drill, Drilled or Drilling.....................................     4
    3.8   Drilling Party.................................................     4
    3.9   Effective Participating Interest...............................     4
   3.10   Exploratory Well...............................................     4
   3.11   Gross Working Interest.........................................     4
   3.12   Injection Well.................................................     4
   3.13   Lease Burdens..................................................     4
   3.14   Market Value...................................................     4
   3.15   Net Working Interest...........................................     4
   3.16   Non-Drilling Party.............................................     4
   3.17   Party..........................................................     4
   3.18   Pool...........................................................     5


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   3.19   Production.....................................................     5
   3.20   Royalty Interest Participating Area............................     5
   3.21   Specified Redetermination......................................     5
   3.22   Sub-Operator...................................................     5
   3.23   Subsequent Redetermination.....................................     5
   3.24   Surface Acreage................................................     5
   3.25   Tract..........................................................     5
   3.26   Unit Operator..................................................     5
   3.27   Working Interest...............................................     5
   3.28   Working Interest Participating Area............................     5
ARTICLE IV    SUPERVISION OF OPERATIONS BY PARTIES.......................     6
    4.1   Over-all Supervision...........................................     6
    4.2   Particular Powers and Duties...................................     6
ARTICLE V     MANNER OF EXERCISING SUPERVISION...........................     7
    5.1   Designation of Representatives.................................     7
    5.2   Meetings.......................................................     7
    5.3   Voting Procedure...............................................     8
    5.4   Additional Voting Provisions...................................     9
    5.5   Absentee Voting................................................     9
    5.6   Poll Votes.....................................................     9
    5.7   Vote Binding on Parties........................................     9
ARTICLE VI    INDIVIDUAL RIGHTS OF PARTIES...............................    10
    6.1   Reservation of Rights..........................................    10
    6.2   Specific Rights................................................    10
ARTICLE VII   UNIT OPERATOR AND SUB-OPERATORS............................    10
    7.1   Initial Unit Operator..........................................    10
    7.2   Sub-Operator...................................................    10
    7.3   Resignation or Removal of Unit Operator and Selection of
             Successor...................................................    10
    7.4   Resignation or Removal of Sub-Operators and Selection of
             Successors..................................................    11


                                       ii


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ARTICLE VIII     AUTHORITIES AND DUTIES OF UNIT OPERATOR AND SUB-
                    OPERATORS............................................    12
    8.3   Unit Operator and Sub-Operators................................    13
ARTICLE IX       DETERMINATION OF WORKING INTEREST PARTICIPATING AREAS
                    AND BASIC PARTICIPATING INTERESTS....................    14
    9.1   Hemlock WIPA and BPI...........................................    14
    9.2   Initial Determination of WIPA..................................    15
    9.3   Determination of Initial BPI...................................    15
    9.4   Redeterminations of WIPA and BPI...............................    15
    9.5   Effective Date.................................................    16
    9.6   Manner of Redetermination of WIPA and BPI......................    16
    9.7   Arbitration....................................................    16
ARTICLE X        APPORTIONMENT OF COSTS AND OWNERSHIP OF PRODUCTION AND
                    PROPERTY.............................................    17
   10.1   Apportionment and Allocation of Production for Royalty
             Purposes....................................................    17
   10.2   Apportionment and Ownership Within a WIPA......................    17
ARTICLE XI       INITIAL AND FUTURE ADJUSTMENTS OF COSTS, PRODUCTION AND
                    PROPERTY.............................................    18
   11.1   Adjustments on Initial Determination and Specified
             Redeterminations of WIPA or BPI.............................    18
   11.2   Adjustments on Subsequent Redeterminations.....................    19
ARTICLE XII      PLANS OF DEVELOPMENT....................................    21
   12.1   Wells and Projects Included....................................    21
   12.2   Notice of Proposed Plan........................................    21
   12.3   Cessation of Operations under Plan.............................    21
ARTICLE XIII     DRILLING, DEEPENING, PLUGGING BACK OR ABANDONMENT OF
                    EXPLORATORY, DEVELOPMENT AND INJECTION WELLS.........    21
   13.1   General Provisions for Exploratory, Development and Injection
             Wells.......................................................    21
   13.2   Exploratory Wells..............................................    23
   13.3   Development Wells..............................................    24


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   13.4   Relinquishment and Reversion of Interests......................    24
   13.5   Abandonment of Production Wells................................    25
   13.6   Injection Wells................................................    26
ARTICLE XIV      REQUIRED WELLS..........................................    26
   14.1   Definition.....................................................    26
   14.2   Election to Drill..............................................    26
   14.3   Alternatives to Drilling.......................................    27
ARTICLE XV       ESTABLISHMENT, REVISIONS AND CONSOLIDATION OF ROYALTY
                    INTEREST PARTICIPATING AREAS.........................    27
   15.1   General........................................................    27
   15.2   Procedure......................................................    27
   15.3   Revised Proposal...............................................    28
ARTICLE XVI      PLATFORMS AND PRODUCTION FACILITIES.....................    28
   16.2   Costs..........................................................    28
   16.3   Use of Wells, Platforms, or Production Facilities..............    28
ARTICLE XVII     CONSTRUCTION OF CERTAIN PLATFORMS, PIPELINES AND OTHER
                    FACILITIES...........................................    29
   17.1   General........................................................    29
   17.2   Sub-Operator to Conduct Operations.............................    29
   17.3   Notice of Proposed Construction................................    29
   17.4   Response to Notice.............................................    29
   17.5   Participation..................................................    29
   17.6   Relinquishment and Reversion of Interests......................    29
ARTICLE XVIII    RIGHT TO TAKE IN KIND AND FAILURE TO TAKE IN KIND -
                    UNDERLIFTING.........................................    31
   18.1   Taking in Kind.................................................    31
   18.2   Underlifting of Liquid Production..............................    31
   18.3   Underlifting or Balancing of Gas Production....................    33
   18.4   Indemnity......................................................    35


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ARTICLE XIX      UNIT EXPENSE............................................    35
   19.1   Basis of Charge to Parties.....................................    35
   19.2   Budgets........................................................    36
   19.3   Advance Billings...............................................    36
   19.4   Commingling of Funds...........................................    36
   19.5   Lien of Unit Operator and Sub-Operator.........................    36
ARTICLE XX       TITLES..................................................    37
   20.1   Warranty and Indemnity.........................................    37
   20.2   Failure Because of Unit Operations.............................    37
ARTICLE XXI      RENTALS AND LEASE BURDENS...............................    37
   21.1   Rentals........................................................    37
   21.2   Lease Burdens..................................................    37
   21.3   Payments to be Borne by Parties................................    38
ARTICLE XXII     TAXES...................................................    38
   22.1   Taxes Upon Unit Property and Operations........................    38
   22.2   Other Taxes....................................................    38
   22.3   Transfer of Interests..........................................    38
   22.4   Notices and Returns............................................    38
ARTICLE XXIII    INSURANCE...............................................    39
   23.1   Required Insurance.............................................    39
   23.2   Individual Insurance...........................................    39
   23.3   Contractors' Insurance.........................................    39
   23.4   Notice of Losses and Claims....................................    40
ARTICLE XXIV     RELEASE FROM OBLIGATIONS AND SURRENDER..................    40
   24.1   Surrender or Release Within a WIPA.............................    40
   24.2   Procedure on Surrender Outside a WIPA..........................    40
   24.3   Accrued Obligations............................................    40
ARTICLE XXV      FORCE MAJEURE...........................................    41
   25.1   Force Majeure..................................................    41


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ARTICLE XXVI     NOTICES.................................................    41
   26.2   Proper Addresses...............................................    41
ARTICLE XXVII    LIABILITY, CLAIMS AND SUITS.............................    42
   27.1   Individual Liability...........................................    42
   27.2   Settlements....................................................    42
ARTICLE XXVIII   INTERNAL REVENUE PROVISIONS.............................    42
   28.1   Internal Revenue Provisions....................................    42
ARTICLE XXIX     EFFECTIVE DATE AND TERM.................................    43
   29.1   Effective Date.................................................    43
   29.2   Term...........................................................    43
ARTICLE XXX      NON-DISCRIMINATION......................................    43
ARTICLE XXXI     OTHER PROVISIONS........................................    43
   31.1   Audits.........................................................    43
   31.2   Laws and Regulations...........................................    43
   31.3   Additional Burdens.............................................    44
   31.4   Successors and Assigns.........................................    44
ARTICLE XXXII    EXECUTION...............................................    44
   32.1   Counterparts...................................................    44
   32.2   Ratification...................................................    44


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

                           A CONFORMED VERSION OF THE

                            UNIT OPERATING AGREEMENT

                                TRADING BAY UNTT

                               COOK INLET, ALASKA

                                  INCORPORATING

                       THE FIRST THROUGH EIGHTH AMENDMENTS

                                       AND

                THE FIRST THROUGH THIRD SUPPLEMENTAL AGREEMENTS

     THIS AGREEMENT, entered into as of the 27th day of February, 1967, by and between the Parties who have signed the original of this instrument, a counterpart thereof, or other instrument agreeing to be bound by the provisions hereof;

                                   WITNESSETH:

     THAT WHEREAS, the Parties hereto as Working Interest Owners have executed or ratified an agreement entitled "UNIT AGREEMENT FOR THE DEVELOPMENT AND OPERATION OF THE TRADING BAY UNIT AREA, STATE OF ALASKA", herein referred to as "Unit Agreement", covering the lands described in Exhibit "B" attached thereto, which lands are referred to in the Unit Agreement and in this Agreement as the "Unit Area";

     WHEREAS, said Unit Agreement was approved by the Commissioner of the Department of Natural Resources of the State of Alaska effective as of February 27, 1967;

     WHEREAS, numbered Paragraph 7 of the Unit Agreement provides for the Working Interest Owners to enter into a separate agreement in order to carry out the purposes of the Unit Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements herein set forth, it is agreed as follows:


Page 1 of 45 Pages


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                                    ARTICLE I
                         CONFIRMATION OF UNIT AGREEMENT

     1.1 Confirmation of Unit Agreement. The Unit Agreement, together with all exhibits thereto, is hereby confirmed and adopted in its entirety. If there is any conflict between this Agreement and the Unit Agreement, the Unit Agreement shall govern.

                                   ARTICLE II
                              EXHIBITS - APPENDICES

     2.1 Exhibits. The following exhibits are attached hereto and by this reference are made a part hereof:

          A. Exhibit "A", which contains the methods of calculation of Basic Participating Interest, Royalty Share, Royalty Correction Factor, and Effective Participating Interest.

          B. Exhibit "B", which contains a hypothetical example of the calculations described in Exhibit "A".

          C. Exhibit "C", which is the Accounting Procedure for the determination of costs and expenses incurred in the conduct of operations under the Unit Agreement and this Agreement. If there is any conflict between this Agreement and Exhibit "C", this Agreement shall govern.

     2.2 Appendices. The following appendices are or may hereafter be attached hereto and by this reference are made a part hereof:

          A. Appendix "A (containing Sub-Appendices "A-l", "A-2", et seq.), which contains maps of each Working Interest Participating Area heretofore or hereafter established by the Parties in accordance with this Agreement. Any reference in this Agreement to Appendix "A", unless otherwise stated, shall mean that Sub Appendix of Appendix "A" applicable to the relevant Working Interest Participating Area.

          B. Appendix "B" (containing Sub-Appendices "B-l", "B-2", et seq.), which contains schedules of the Basic Participating Interests of each Party within each Working Interest Participating Area and descriptions of the Pools for which such Working Interest Participating Areas are established as heretofore or hereafter determined by the Parties in accordance with this Agreement. Any reference in this Agreement to Appendix "B", unless otherwise stated, shall mean


Page 2 of 45 Pages


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     that Sub-Appendix of Appendix "B" applicable to the relevant Working
     Interest Participating Area.

      2.3 Revision of Appendices. Appendix "A" and Appendix "B" shall be revised from time to time as provided in this Agreement. Unit Operator shall also revise said appendices as required to conform to changes in ownership of which Unit Operator has been notified as provided in the Unit Agreement.

                                   ARTICLE III
                                   DEFINITIONS

     3.1 Unit Ageement. The definitions contained in the Unit Agreement are adopted for all purposes of this Agreement. In addition, each term listed below shall have the meaning stated therefor whenever used in this Agreement.

     3.2 "Acre-Feet of WIPA Pay" shall mean, as to any area designated pursuant to this Agreement, the number of productive acres multiplied by the thickness (in feet) of the Pool containing Unitized Substances, determined in accordance with sound engineering principles; provided further, if oil and free gas are originally in place in the same Pool, then Acre-Feet of WIPA Pay of free gas will be multiplied by a factor which will equate Acre-Feet of WIPA Pay of free gas to Acre-Feet of WIPA Pay of oil on a recoverable hydrocarbon value basis.

     3.3 "Basic Participating Interest" (herein sometimes referred to as "BPI" and determined as set forth in Article IX) shall mean that percentage upon which Costs and ownership of property are allocated to the interest of each Party in each individual Tract within a Working Interest Participating Area.

     3.4 "Costs" shall mean all costs and expenses, other than Lease Burdens, incurred in the development and operation of each Working Interest Participating Area pursuant to this Agreement or the Unit Agreement and all other expenses that are herein made chargeable as Costs, determined in accordance with the Accounting Procedure set forth in Exhibit "C" hereto.

     3.5 "Deepen or Plug Back" shall mean to perform all operations reasonably necessary and incident to Deepen or Plug Back a well, including testing, and completing or recompleting and equipping for production or injection, or plugging and abandoning.

     3.6 "Development Well" shall mean any well other than an Injection Well Drilled to a location within any Working Interest Participating Area and projected to the Pool for which such Working Interest Participating Area was established.


Page 3 of 45 Pages


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     3.7 "Drill", "Drilled" or "Drilling" shall mean to perform all operations reasonably necessary and incident to the drilling of a well, including testing, and completing and equipping for production or injection, or plugging and abandoning.

     3.8 "Drilling Party" shall mean the Party or Parties obligated to bear the Costs of Drilling, Deepening or Plugging Back a well in accordance with this Agreement at the commencement of such operations.

     3.9 "Effective Participating Interest" (herein sometimes referred to as "EPI") shall mean that percentage of Production from a WIPA allocated to each Party's interest in a particular Tract by this Agreement, less the Royalty Share (as defined in Exhibit "A") of Production allocated to that Party's interest in that Tract pursuant to Subsection 10.2B of this Agreement, and shall be determined as provided in Exhibit "A".

     3.10 "Exploratory Well" shall mean any well other than a Development Well or an Injection Well.

     3.11 "Gross Working Interest" (herein sometimes referred to as "GWI") shall mean each Party's Working Interest percentage in a particular Tract as shown on Exhibit "B" to the Unit Agreement.

     3.12 "Injection Well" shall mean any well Drilled or taken over for the injection of substances for the purpose of disposal or conducting pressure maintenance or secondary recovery operations.

     3.13 "Lease Burdens" shall mean the royalty reserved to the lessor in an oil and gas lease, an overriding royalty, a production payment and any other burden upon the Working Interests.

     3.14 "Market Value" shall mean the arithmetical average price upon which the State of Alaska's royalty is paid and finally accepted on the Production during the relevant period from the applicable Working Interest Participating Area.

     3.15 "Net Working Interest" (herein sometimes referred to as "NWI") shall mean that percentage figure obtained by deducting from 100% the basic royalty percentage for a particular Tract as shown on Exhibit "B" to the Unit Agreement.

     3.16 "Non-Drilling Party" shall mean the Party or Parties who have had the right to participate in the Costs of Drilling, Deepening Or Plugging Back a well in accordance with this Agreement at the commencement of such operation and who have elected not to participate therein.

     3.17 "Party" shall mean a party to this Agreement, including a party acting as Unit Operator or Sub-Operator when acting as an owner of a Working Interest.


Page 4 of 45 Pages


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     3.18 "Pool" shall mean an underground reservoir containing, or appearing to contain, a common accumulation of oil or gas. Each zone of a structure which is completely separated from any other zone in the same structure is a Pool.

     3.19 "Production" shall mean, as to any area designated pursuant to this Agreement, all Unitized Substances produced and saved from such area, except so much thereof as is used in the conduct of operations under the Unit Agreement and this Agreement within or for the benefit of such area.

     3.20 "Royalty Interest Participating Area" (herein sometimes referred to as "RIPA") shall mean any participating area established pursuant to numbered Paragraph 11 of the Unit Agreement.

     3.21 "Specified Redetermination" shall mean-a redetermination so designated in Section 9.1 and Subsection 9.4A.

     3.22 "Sub-Operator" shall mean any Party herein or hereafter designated as a Sub-Operator by the Parties, and its successors, acting in that capacity and not as Unit Operator or as the owner of a Working Interest.

     3.23 "Subsequent Redetermination" shall mean a redetermination provided for in Subsection 9.4B.

     3.24 "Surface Acreage" shall mean the number of surface acres within any area designated pursuant to this Agreement whether or not such area is deemed productive of oil and/or gas.

     3.25 "Tract" shall mean each parcel of land shown as such and given a Tract number and described in Exhibits "A" and "B" to the Unit Agreement.

     3.26 "Unit Operator" shall mean Union Oil Company of California and its successors, as the Unit Operator designated in accordance with the Unit Agreement, acting in that capacity and not as Sub-Operator or as the owner of a Working Interest.

     3.27 "Working Interest" shall mean an interest in Unitized Substances, whether held under an oil and gas lease or otherwise, including a carried Working Interest, which interest is chargeable with and obligated to pay or bear, whether in cash or out of Production or otherwise, all or a portion of the Costs of operations conducted under the Unit Agreement and this Agreement.

     3.28 "Working Interest Participating Area" (herein sometimes referred to as "WIPA") shall mean any such area and Pool established by the Parties in accordance with Article IX of this Agreement. The Pool for which each such WIPA is established shall be identified on Appendix "B" to this Agreement.


Page 5 of 45 Pages


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                                   ARTICLE IV

                      SUPERVISION OF OPERATIONS BY PARTIES

     4.1 Over-all Supervision. Parties shall exercise over-all supervision and control of all matters pertaining to the development and operation of the Unit Area pursuant to this Agreement and the Unit Agreement. In the exercise of such power each Party shall act solely in its own behalf in the capacity of an Individual Working Interest owner and not on behalf of the Working Interest owners as an entirety.

     4.2 Particular Powers and Duties. The matters to be passed upon and decided by the Parties as provided herein or in the Unit Agreement shall include, but not be limited to, the following:

          A. The appointment, removal and selection of successor Unit Operators and Sub-Operators.

          B. The enlargement or contraction of the Unit Area or a WIPA.

          C. The determination of Basic Participating Interests.

          D. The subsequent joinder of any Working Interest owner to this Agreement or to the Unit Agreement.

          E. The appointment of committees or subcommittees and the designation of their duties, for any purpose in connection with operations hereunder; provided, however, each Party shall have the right to representation on each such committee or sub-committee.

          F. The kind, character and method of operation, including any type of pressure maintenance or secondary recovery program to be employed.

          G. The adoption or submission of any plan of further development and operation of the Unit Area to the Director, Commissioner, or any regulatory body.

          H. Except as otherwise provided herein or in the Unit Agreement, the drilling of any well within the Unit Area either for production of Unitized Substances, for use as an injection well, or for other purposes.

          I. The recompletion, workover, abandonment, or change of status of any well in any WIPA or RIPA or use of any such well for injection or other purposes.


Page 6 of 45 Pages


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          J. The making of any single expenditure in excess of One Hundred
     Thousand Dollars ($100,000.00) except in the case of an emergency involving the preservation of life or property. (Amended 10/6/75, 1/1/90)

          K. The selling or otherwise disposing of any major item of surplus material or equipment, the current list price of new equipment similar thereto being Five Thousand Dollars ($5,000.00) or more; provided, however, surplus material or equipment classified as junk may be disposed of by Unit Operator or the applicable Sub-Operator at prevailing prices.

          L. The authorizing of charges to the joint account for services by consultants or any Party's technical personnel not covered by the charges set forth in Exhibit "C".

          M. The taking of periodic inventories under the terms of Exhibit "C".

          N. The designation of a representative to appear before any court or regulatory body in matters pertaining to operations hereunder; provided, however, that such designation shall not prevent a Party from appearing in person or from designating another representative in its behalf and at its own expense.

                                    ARTICLE V

                        MANNER OF EXERCISING SUPERVISION

     5.1 Designation of Representatives. Each Party shall advise the Unit Operator in writing of the names and addresses of its representative and alternate authorized to represent and bind it in respect to any matter pertaining to the development and operation of the Unit Area. Such representative or alternate may be changed from time to time by written notice to Unit Operator. Unit Operator shall promptly advise all Parties of the names and addresses of each such representative and alternate. In addition, any corporate Party may vote through its President, or any of its Vice Presidents.

     5.2. Meetings. All meetings of the Parties for the purpose of considering and acting upon any matter pertaining to the development and operation of the Unit Area shall be called by Unit Operator upon its own motion or at the request of one or more Parties. Except in case of a bona fide emergency, no meeting shall be called on less than fourteen (14) days' advance written or telegraphic notice, with agenda for the meeting attached. The Parties attending such meeting may amend such items included in the agenda by unanimous vote of the Parties present. Unless otherwise agreed, all meetings shall be held in Anchorage, Alaska. The representative of Unit Operator shall be Chairman of each meeting.


Page 7 of 45 Pages


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     5.3 Voting Procedure.

          A. General. In the supervision of an operations conducted by Unit Operator or a Sub-Operator, the Parties chargeable with the Costs of such operation shall have the right to vote thereon in proportion to their respective obligations for such Costs. The Parties having the right to vote on any other matter shall vote thereon on the basis of their respective BPI in the applicable WIPA as herein provided. In the event such other matter does not involve any WIPA, the Parties shall vote thereon on the basis of their voting power in the Hemlock WIPA. Except as provided in the Unit Agreement and except as otherwise specified herein the voting requirements are as hereinafter provided in this Section 5.3.

          B. Determination of a WIPA. The unanimous approval of the Parties to this Agreement shall be required for the determination of a WIPA.

          C. Determination of Acre-Feet of WIPA Pay. The unanimous approval of the Parties in the WIPA shall be required for the determination of Acre-Feet of WIPA Pay therein.

          D. Use of Wells, Platforms or Production Facilities Pursuant to
     Section 16.3. The affirmative vote of the Parties having eighty-five per cent (85%) or more of the voting power as to any well, platform, or production facility shall be required for the approvals set forth in
     Section 16.3; provided, however, if any Party entitled to vote thereon has fifteen per cent (15%) or more of the voting power, its negative vote or failure to vote shall not defeat the matter being voted on unless such Party is supported by one or more of the other Parties entitled to vote thereon.

          E. Major Expenditures. The affirmative vote of the Parties having eighty-five per cent (85%) or more of the voting power shall be required for the approval of an expenditure for any single project exceeding One Million Five Hundred Thousand Dollars ($1,500,000.00). In the event that more than one WIPA is to be served by such proposed expenditure, the affirmative vote of the Parties having eighty-five per cent (85%) or more of the voting power in each WIPA to be served shall be required for such approval.

          Notwithstanding the provisions Of this Subsection 5.3 E, if any Party entitled to vote thereon has fifteen per cent (15%) or more of the voting power as to any such WIPA, its negative vote, or failure to vote, shall not defeat the matter being voted on unless such Party is supported by one or more of the other Parties entitled to vote thereon as to that WIPA.


Page 8 of 45 Pages


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          F. Secondary Recovery and Pressure Maintenance Programs. The
     affirmative vote of the Parties having eighty-five per cent (85%) or more of the voting power as above provided shall be required for the approval of secondary recovery and pressure maintenance projects; provided, however, if any Party entitled to vote thereon has fifteen per cent (15%) or more of the voting power, its negative vote or failure to vote shall not defeat the matter being voted on unless such Party is supported by one or more of the other Parties entitled to vote thereon.

          G. All Other Matters. Except as provided in Subsections 5.3B, 5.3C, 5.3D, 5.3E and 5.3F and except as to matters specifically delegated to Unit Operator or Sub-Operators by the Unit Agreement or this Agreement, the affirmative vote of Parties having eighty per cent (80%) or more of the voting power shall be required for approval of all other matters; provided, however, if any two Parties have a combined voting power of seventy-five per cent (75%) or more but less than ninety-five per cent (95%) on such matter, their affirmative votes must be supported by one or more other Parties having a combined voting power of at least five per cent (5%) on such matter; and provided further, if any Party entitled to vote thereon has twenty per cent (20%) or more of the voting power, its negative vote, or failure to vote, shall not defeat the matter being voted on unless such Party is supported by one or more of the other Parties entitled to vote thereon.

     5.4 Additional Voting Provisions. A Party failing to vote shall be deemed to have voted in the negative. In all cases, if only two Parties are entitled to vote, the vote of the one with the greater relevant BPI shall prevail.

     5.5 Absentee Voting. Any Party not represented at a meeting may vote on any item included in the agenda upon which that Party is entitled to vote. Such absentee vote shall be by letter or telegram addressed to the Chairman of the meeting provided such vote is received prior to the submission of such item to vote. Such vote shall not be counted with respect to any item on the agenda which is amended at the meeting.

     5.6 Poll Votes. The Parties may decide any matter by vote taken by letter or telegram, provided the matter is first submitted to each Party entitled to vote thereon and no meeting on the matter is called as provided in Section 5.2 within ten (10) days after such proposal is dispatched to such Parties. Unit Operator will give prompt notice of the results of such voting to all such Parties. Any such Party failing to vote within the time stated in such letter or telegram shall be deemed to have voted in the negative.

     5.7 Vote Binding on Parties. Any approval, direction, consent, determination, redetermination, agreement, stipulation, designation or other decision of the Parties provided for in this Agreement which receives the affirmative vote herein specified shall be deemed given by and shall be binding upon all Parties to this Agreement, except as otherwise specified herein.


Page 9 of 45 Pages


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                                   ARTICLE VI

                          INDIVIDUAL RIGHTS OF PARTIES

     6.1 Reservation of Rights. The Parties severally reserve to themselves all their rights, except as otherwise provided in this Agreement and the Unit Agreement.

     6.2 Specific Rights. Each Party owning a Working Interest in a WIPA shall have, among others, the following specific rights:

          A. Access to WIPA. Access to such WIPA and operations being conducted for the benefit thereof at all reasonable times to inspect such operations, wells, and the records and data pertaining thereto.

          B. Reports. The right to receive from Unit Operator or from Sub-Operator copies of all reports to any governmental agency, reports of crude oil runs and stocks, inventory reports, well logs, engineering and geological data and all other information pertaining to operations hereunder. All such reports and information shall be limited to factual and not interpretative data, unless accomplished by or charged to the Parties. The cost of gathering and furnishing information not ordinarily furnished by Unit Operator or Sub-Operator to the Parties shall be charged to the Party who requests the information.

                                   ARTICLE VII

                         UNIT OPERATOR AND SUB-OPERATORS

     7.1 Initial Unit Operator. Union Oil Company of California is hereby designated as Unit Operator.

     7.2 Sub-Operator. Union Oil Company is hereby designated as Sub-Operator of the following facilities and pipelines:

     Dolly Varden Platform and Pipelines;
     Grayling Platform and Pipelines:
     North McArthur River (King Salmon) Platform and Pipelines; Steelhead Platform and Pipelines; and Trading Bay Unit Production Facility and Pipelines.
     (Amended 12/1/94)

     7.3 Resignation or Removal of Unit Operator and Selection of Successor. Unit Operator may resign or be removed for good cause and a successor Unit Operator shall be selected as provided in numbered Paragraphs 5 and 6 of the Unit Agreement.


Page 10 of 45 Pages


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     7.4 Resignation or Removal of Sub-Operators and Selection of Successors.
Any Sub-Operator shall have the right to resign at any time, but such resignation shall not become effective so as to release such Sub-Operator from its duties and obligations and terminate its rights as such for a period of six months after notice of intention to resign has been served by a Sub-Operator on all Parties, unless a new Sub-Operator shall have been selected and approved and shall have taken over and assumed the duties and obligations of that Sub-Operator prior to the expiration of said period.

     In all instances of resignation or removal, until a successor Sub-Operator is selected and approved as hereinafter provided, the Parties shall be jointly responsible for performance of the duties of that Sub-Operator, and shall not later than 30 days before such resignation or removal becomes effective appoint a common agent to represent them in any action to be taken hereunder.

     The resignation of a Sub-Operator shall not release that Sub-Operator from any liability for any default by it hereunder occurring prior to the effective date of its resignation.

     Any Sub-Operator may, upon default or failure in the performance of its duties or obligations hereunder be subject to removal by a vote representing eighty-five per cent (85%) or more of the voting power of the Parties in the Hemlock WIPA. Such removal shall be effective upon notice thereof to the Parties

     The resignation or removal of a Sub-Operator under this Agreement shall not terminate its right, title, or interest as the owner of a Working Interest or other interest in Unitized Substances, but upon the resignation or removal of a Sub-Operator becoming effective such Sub-Operator shall deliver possession of all equipment, materials, and appurtenances used in conducting the Unit operations and owned by the Parties to the new duly qualified successor Sub-Operator or to the owners thereof if no such new Sub-Operator is elected, to be used for the purpose of conducting Unit operations hereunder. Nothing herein shall be construed as authorizing removal of any material, equipment and appurtenances needed for the preservation of any wells.

     Whenever the Sub-Operator shall resign, or shall be removed as hereinabove provided, or a change of a Sub-Operator is negotiated by the Parties, the Parties in the Hemlock WIPA shall, by a vote of eighty-five per cent (85%) or more of their voting power, select a successor Sub-Operator. Such selection shall not become effective until a Sub-Operator so selected shall accept in writing the duties and responsibilities of Sub-Operator.


Page 11 of 45 Pages

                                  ARTICLE VIII

            AUTHORITIES AND DUTIES OF UNIT OPERATOR AND SUB-OPERATORS

     8.1 Unit Operator.

          A. General Duties. Unit Operator shall coordinate the activities of the Sub-Operators and all committees and subcommittees in accordance with plans and procedures approved as herein provided. Unit Operator shall be responsible for submitting all required reports to the State of Alaska and other regulatory authorities and shall, subject to Subsection 4.2N, represent the Parties at hearings or other meetings held by any regulatory bodies pertaining to operations hereunder.

          Unit Operator shall keep advised of daily activities being carried out within or for the benefit of the Unit Area; make recommendations of its own or submit those of any Party, Committee or Sub-Committee to the Parties; coordinate transportation, communication and other operations and services among the various Sub-Operators, platforms, pipelines, and shore sites; and carry out any other duties or assignments given to Unit Operator by the Parties.

          B. Records. Unit Operator shall be responsible for keeping correct books, accounts and records of Unit operations, coordinating any accounting work being done by various Sub-Operators, and sending to each Party, in accordance with the Accounting Procedure in Exhibit "C", a statement incorporating cost and production accounting.

          C. Reports. Unit Operator shall furnish reports of Unit operations as required by the Parties.

     8.2 Sub-Operators.

          A. General Duties. Pursuant to the provisions of this Agreement, Sub-Operators shall have the exclusive right and duty to conduct Unit operations according to plans and procedures as specified by the Parties and to do all things necessary and consistent therewith, including the execution of all contracts as Sub-Operator which affect drilling, reworking and servicing of wells, construction of facilities, and the purchasing of supplies, and shall prepare or assist in the preparation of any and all applications, reports, or other documents required by any governmental agency.

          B. Records and Reports. Each Sub-Operator shall keep correct books, accounts and records and shall furnish the Parties with periodic reports of operations conducted by it pursuant to this Agreement.


Page 12 of 45 Pages


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          C. Wells Drilled, Deepened or Worked over by Snb-Operator. All wells drilled by Sub-Operators through independent contractors shall be at not more than the usual rates prevailing in the area. A Sub-Operator may employ its own tools and equipment, but the charge therefor shall be at actual cost, but not to exceed the prevailing rate in the area, and the work shall be performed by that Sub-Operator under terms and conditions customary in the area in contracts of independent contractors doing work of a similar nature.

     8.3 Unit Operator and Sub-Operators.

          A. Workmanlike Conduct. Unit Operator and each Sub-Operator shall conduct all Unit operations in a good and workmanlike manner. Unit Operator and Sub-Operators shall not be liable to the Parties for damages, unless such damages result from their gross negligence or willful misconduct.

          B. Liens and Encumbrances. Unit Operator and each Sub-Operator shall endeavor to see that the lands and leases in the Unit Area are kept free from all liens and encumbrances occasioned by Unit operations, except the liens of Unit Operator and Sub-Operators granted hereunder.

          C. Employees. All individuals employed by Unit Operator and each Sub-Operator in conducting Unit operations shall be the employees of that party employing same, and their selection, hours of labor, compensation, and all other matters relating to their employment shall be determined by such party.

          D. Expenditure Approval.

               1. The Operator and Sub-Operators shall have the right to make expenditures up to an aggregate of one hundred thousand dollars ($100,000.00) for any single project of any kind without prior written consent of all Parties. (Amended 10/6/75, 1/1/90)

               2. For all projects exceeding twenty-five thousand dollars ($25,000.00), but less than one hundred thousand dollars ($100,000.00), an informational Authority for Expenditure (AFE) shall be prepared by the Operator or Sub-Operator and supplied by the Operator to all other Parties. (Amended 10/6/75,1/1/90)

               3. All projects exceeding one hundred thousand dollars ($100,000.00) shall require approval of the Parties. An AFE shall be prepared by the Operator or Sub-Operator and supplied by the Operator to all other Parties for approval. Response to a Request for Approval shall be given to the Operator within sixty (60) days after receipt of the request. A party failing to vote shall be


Page 13 of 45 Pages
     deemed to have voted in the negative. The provisions of Article 26 shall apply hereto. (Amended 10/6/75, 1/1/90)

               4. If, at any time, it becomes apparent that expenditures for an AFE and any Supplemental AFE's for such item previously approved pursuant to this Subsection 8.3D will be or has exceeded the authorized limit by ten percent (10%) or fifty thousand dollars ($50,000.00) whichever is greater, or by one million dollars ($1,000,000.00), the Operator or Sub-Operator shall notify the Parties and shall, without delay, prepare a Supplemental AFE. A Supplemental AFE should also be prepared for an informational AFE if it becomes apparent that expenditures will have or have exceeded the $100,000.00 formal AFE threshold. The Supplemental AFE shall include reasons for the increased costs, and shall request approval for the additional commitment. The Operator or Sub-Operator shall give verbal notification to the Parties advising that a Supplemental AFE may be required. (Amended 10/6/75, 1/1/90)

               5. Unless otherwise stated in an AFE or Supplemental AFE, the approval granted for the project described in the AFE or Supplemental AFE will be cancelled if no work has been performed or money spent on the project six (6) months after the AFE or Supplemental AFE has received requisite approval, or six (6) months after proposed start date, whichever occurs first. (Amended 10/6/75, 1/1/90)

               6. If any emergency occurs, Operator or any Sub-Operator may immediately make or incur such expenditures as in its opinion are required to deal with the emergency. Operator or Sub-Operator shall report to the Parties as promptly as possible the nature of the emergency and the action taken and, as soon as practical, prepare an AFE if otherwise required by the provisions of this Sub section 8.3D. (Amended 10/6/75, 1/1/90)

                                   ARTICLE IX

                 DETERMINATION OF WORKING INTEREST PARTICIPATING
                     AREAS AND BASIC PARTICIPATING INTERESTS

     9.1 Hemlock WIPA and BPI. The initial determination of the WIPA and BPI for the Hemlock WIPA, as shown on appendices "A-1" and "B-1", respectively, have been made by the Parties. Specified Redeterminations for the Hemlock WIPA shall be made effective as of July 1, 1968 (First Redetermination), January 1, 1970 (Second Redetermination), July 1, 1971 (Third Redetermination) and January 1, 1973 (Fourth Redetermination).


Page 14 of 45 Pages

     9.2 Initial Determination of WIPA. Upon the request of any Party, representatives of the Parties shall meet for the purpose of making the initial determination of a WIPA for each other Pool heretofore or hereafter discovered which is capable of producing Unitized Substances. Each such WIPA shall be determined in accordance with sound engineering principles by unanimous agreement of the parties, and shall include all of each governmental quarter section if any portion thereof lies within the area reasonably deemed to be capable of producing Unitized Substances from that Pool. Each such WIPA and its effective date shall be shown on Appendix "A" hereto.

     9.3 Determination of Initial BPI. Upon the initial determination of each WIPA, representatives of the parties in that WIPA shall meet for the purpose of determining each Party's initial BPI in each Tract within that WIPA as provided in Subsection 1.A of Exhibit "A". Each such BPI, each Party's total BPI in that WIPA, and the effective date thereof shall be shown on Appendix "B".

     9.4. Redeterminations of WIPA and BPI.

          A. Specified Redetetminations. Specified Redeterminations, referred to as First Redetermination, Second Redetermination, and Third Redetermination, respectively, of the WIPA and BPI of each WIPA, other than the Hemlock WIPA, shall be made effective as of one and one-half years, three years, and four and one-half years subsequent to the effective date of the initial determination of that WIPA.

          B. Subsequent Redeterminations. Subsequent Redeterminations, including those of the Hemlock WIPA and BPI, shall be made thereafter not more than once each calendar quarter upon the joint request of two or more Parties to the Unit Operator and not more than once each twelve months if such request is made by a single party, and shall be made only if based upon information and data obtained from the Drilling, Deepening, or Plugging Back of a well subsequent to the last prior redetermination. Only Parties in a WIPA shall be entitled to request a redetermination of the BPI in that WIPA.

          C. Effect of Change of Unit Area. No change shall be made in any WIPA or BPI solely as the result of contraction of the Unit Area, and, as among the Parties hereto, any WIPA lands excluded from the Unit Area shall continue to be subject to the terms and conditions of this Agreement and as among the Parties hereto shall continue to be a portion of the WIPA and no redetermination of Acre Feet of WIPA Pay in any such lands shall be made except as the result of information and data obtained from the Drilling, Deepening or Plugging Back of a well in the then Unit Area.


Page 15 of 45 Pages


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     9.5 Effective Date. Each initial determination and redetermination shall be effective as of 7:00 A.M. Alaska Standard Time on its effective date. Each initial determination and all Subsequent Redeterminations shall be effective as of such time the first day of the month of the request therefor.

     9.6 Manner of Redetermination of WIPA and BPI.

          A. WIPA. Within thirty (30) days after each of the dates provided for in Sections 9.1, 9.4, and 9.5 for each Specified Redetermination and any Subsequent Redetermination of any WIPA, representatives of the Parties shall meet for the purpose of reviewing the information and data available as of the particular effective date and redetermining that WIPA in the same manner as provided for its initial determination in Section 9.2. Appendix "A" shall be revised to reflect any such redetermination and its effective date.

          B. BPI. Within thirty (30) days after each of the dates provided for in Sections 9.1, 9.4, and 9.5 for each Specified Redetermination and any Subsequent Redetermination of the BPI in a WIPA, representatives of the Parties in that WIPA shall meet for the purpose of reviewing the information and data available as of the particular redetermination date in order to redetermine such BPI. Such redetermination shall be made as provided in Subsection 1.B of Exhibit "A". Upon such redetermination Appendix "A" shall be revised to reflect such redetermination of each BPI in that WIPA, each Party's total BPI in that WIPA, and the effective date thereof, and appropriate adjustments will be made as provided in Article XI.

     9.7 Arbitration. In the event the Parties fail, for a period of at least thirty (30) days after any meeting called pursuant to Sections 9.2, 9.3, or 9.6 has convened, to make any determination or redetermination for which that meeting has been called, any party who may be directly affected by the determination or redetermination may request in writing that the matter be submitted to arbitration, and, unless all such requests are withdrawn, such determination or redetermination shall be made by arbitration in accordance with the rules of the American Arbitration Association, and the award of the arbitrator, absent collusion or fraud, shall be conclusive and binding upon the Parties. The Parties shall choose, in accordance with the applicable voting procedure set forth for this Article IX, as arbitrator one of the following consulting firms, including successor firms, which continues in existence and accepts appointment hereunder as arbitrator; J. J. Araps, Babson & Burns, Core Laboratories, Inc., DeGolyer & McNaughton, H. J. Gray & Associates, James A. Lewis Engineering, Inc., or any other mutually agreeable firm; provided, if the Parties are unable to select an arbitrator in accordance with the applicable voting procedure, or if no firm which is selected accepts appointment hereunder as arbitrator, then a consulting firm of appropriate professional acumen and integrity shall be appointed by the Senior Federal Judge resident in Anchorage, Alaska, from the names of


Page 16 of 45 Pages
consulting firms supplied by the parties. The parties shall supply full and adequate information to the arbitrator acting hereunder, and the Parties and arbitrator shall cooperate and act expeditiously, time being of the essence of the reference to arbitration hereunder, to the end that the award of the arbitrator shall issue not later than sixty (60) days after it commences its duties under this Section 9.7.

     The arbitration procedures hereinabove provided shall apply only to such parameters or factors as to which the Parties are unable to agree and such arbitrator shall make a decision on the matters submitted to it for arbitration which are within the scope of its authority.

     All costs of arbitration shall be borne by the parties in the relevant WIPA, in proportion to their respective BPI thereby determined.

                                    ARTICLE X

                      APPORTIONMENT OF COSTS AND OWNERSHIP
                           OF PRODUCTION AND PROPERTY

     10.1 Apportionment and Allocation of Production for Royalty Purposes. Production for royalty purposes shall be allocated to each Tract of Unitized Land on the basis provided in the Unit Agreement and shall be paid by the Unit Operator to the State of Alaska from Production received from the parties for this purpose pursuant to Subsection 10.2B.

     10.2 Apportionment and Ownership Within a WIPA. For each WIPA the apportionment of Costs and ownership of Production and properly among the Parties in that WIPA shall be upon the following bases:

          A. Costs. All costs incurred in the development and operation of that WIPA for or in connection with Production of Unitized Substances from the Pool for which that WIPA is established shall be borne by the Parties in that WIPA upon the basis of their respective total BPI in that WIPA, determined as of the time such Costs are incurred; subject, however, to adjustments in accordance with Subsections 11.1A and 11.2A.

          B. Production. The Production from a WIPA shall be allocated separately to the parties therein on the basis of their respective BPI within that WIPA. Each Party receiving such Production shall pay to the Unit Operator, who shall in turn pay to the State of Alaska that proportionate part thereof representing the Royalty Share, or the amount received from the sale thereof if the State elects not to take in kind, as defined and calculated in the manner set forth In Exhibit "A" to this Agreement. In agreeing to this method of allocation, it is intended and


Page 17 of 45 Pages
     agreed by the parties that any difference in the total royalty rate applicable to the Production from any WIPA as opposed to what the total royalty rate applicable to that Production would have been if the State had accepted the method of allocation (BPI) adopted by the Parties will accrue to the parties in that WIPA, as a burden or as a benefit, as the case may be in the same proportion in which Production is allocated to such parties on the basis of BPI.

          C. Property. All material, equipment and other property, whether real or personal, the cost of which is chargeable as Costs and which are acquired in connection with the development and operation of that WIPA, or the proceeds from the sale thereof, shall be owned by the parties in that WIPA upon the basis of their respective total BPI within that WIPA; subject, however, to adjustments in accordance with Subsections 11.1C and 11.2C.

                                   ARTICLE XI

                    INITIAL AND FUTURE ADJUSTMENTS OF COSTS,
                             PRODUCTION AND PROPERTY

     11.1 Adjustments on Initial Determination and Specified Redeterminations of WIPA or BPI. Adjustments of Costs, Production and property on the initial determination and Specified Redeterminations of a WIPA or BPI shall be accomplished in the following

          A. Costs. Within sixty (60) days after the Parties in a WIPA have completed the initial determination, and within sixty (60) days after each Specified Redetermination of BPI as set forth in Article IX and Exhibit "A" to this Agreement, Unit Operator and each Sub-Operator shall furnish the Parties in that WIPA with revised billings showing all Costs incurred and paid by it in the development and operation of that WIPA prior to the effective date of that initial determination or Specified Redetermination. All such billings shall show the portion of these Costs to be borne by each Party upon the basis of its determined or redetermined BPI and the adjustment required between this amount and that actually paid by such Party. Upon receipt of each such billing, each Party who has paid less than its determined or redetermined BPI share shall promptly pay in cash the amount of the adjustment required, together with interest thereon at the rate of one-half of one per cent (1/2 of 1%) per month from the month during which each portion of the Costs was paid. Each such payment shall be made to Unit Operator who shall distribute the same to those Parties entitled thereto upon the basis of the advances made by such latter Parties for the account of the Parties who have paid less than their determined or redetermined BPI share.


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          B. Production. Within thirty (30) days after each such initial determination and within thirty (30) days after each Specified Redetermination, Unit Operator shall furnish each Party in the WIPA a statement which sets forth: (1) the amounts of the EPI and BPI shares of Production actually taken by each Party; (2) the amounts of the EPI and BPI shares of Production each Party was formerly entitled to take; and (3) the amounts of Production that each Party was entitled to take on the basis of the initially determined or redetermined EPI and BPI. If, as a result of the revision of BPI, it is shown that a Party has been allocated more than its revised EPI share of Production, then that Party shall owe those Parties who have been allocated less than their revised EPI share of Production for the Production allocated in excess of such revised EPI share. A Party's failure to take or otherwise dispose of its proportionate share of Production shall be disregarded in computing such adjustments. Each owing Party shall have the option of making such adjustments immediately in cash or out of not less than twenty per cent (20%) of such Party's BPI share of future Production to the end that such adjustment shall be completed not later than three (3) years after the effective date of the relevant determination or redetermination. Such adjustments shall be made solely on the basis of volume and any adjustment out of future Production not completed at that time shall be completed immediately in cash. In the event such Party has no BPI as a result of such revision, such adjustment shall immediately be made in cash. The amounts of each adjustment shall be distributed among the Parties with increased EPI's in proportion to their respective increases therein, so that each such Party will receive its EPI share of Production or the value thereof.

          Whenever such adjustments are made in cash, the value shall be the Market Value of the Production as of the effective date of the relevant determination or redetermination.

          C. Property. As of each of the effective dates of the initial determination and of each Specified Redetermination, all materials, equipment and other property, whether real or personal, the cost of which was chargeable as Costs and which were acquired in connection with the development or operation of that WIPA, or the proceed from the sale of any such materials, equipment or other property, shall be owned by the Parties upon the determined or redetermined basis, subject to adjustment as provided in this Agreement

     11.2 Adjustments on Subsequent Redeterminations. Adjustment of Costs, Production, and property on any Subsequent Redeterminations of a WIPA or BPI shall be accomplished in the following manner:

          A. Costs. Within sixty (60) days after the Parties in a WIPA have completed a Subsequent Redetermination of BPI, Unit Operator and each Sub-


Page 19 of 45 Pages

     Operator involved shall furnish the Parties in that WIPA with a billing showing all Costs incurred and paid by it in the development of that WIPA prior to the effective date of that Subsequent Redetermination, less the Costs of any well which has been abandoned, and not including "Operating" costs as defined in Exhibit "C". All such billings shall show the portion of such costs to be borne by each Party upon the basis of its redetermined BPI and the adjustment required between this amount and that actually paid by such Party, adjusted for depreciation as provided in this Subsection 11.2A. Upon receipt of each such billing, each Party who has paid less than its redetermined BPI share shall promptly pay in cash the amount of the adjustment required. Depreciation on such costs classified as tangible and intangible (in conformity with accounting procedures generally accepted in the industry) shall be computed at the following rates for each month from the month during which the property represented by such costs was usable:

          (1) one-half of one per cent (1/2 of 1%) per month for a cumulative total of one hundred (100) months, and (2) zero per cent (0%) per month in excess of said cumulative total.

     Each such payment shall be made to Unit Operator who shall distribute the same to those Parties entitled thereto upon the basis of the advances made by such latter Parties for the account of the Parties who have paid less than their redetermined BPI share.

          B. Production. There shall be no adjustment of Production prior to the effective date of any Subsequent Redetermination as a result of such redetermination. Production subsequent to the effective date of each Subsequent Redetermination shall be adjusted in the manner provided for adjustments after the initial determination or Specified Redeterminations in Subsection 11.1B. Statements relating to Production which Unit Operator is required to furnish shall be limited to the period subsequent to the effective date of the relevant Subsequent Redetermination.

          C. Property. As of the effective date of any Subsequent Redetermination, all materials, equipment and other property, whether real or personal, the cost of which was chargeable as Costs and which were acquired in connection with the development or operation of that WIPA, or the proceeds from the sale of any such materials, equipment or other property made subsequent to the effective date of that Subsequent Redetermination, shall be owned by the Parties upon the redetermined basis, subject to adjustment as provided in this Agreement.


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                                   ARTICLE XII

                              PLANS OF DEVELOPMENT

     12.1 Wells and Projects Included. Each plan for the development and operation of the Unit Area which is submitted by Unit Operator to the Director in accordance with the Unit Agreement shall make provision only for such Drilling, Deepening and Plugging Back operations and such other projects as have been approved by the parties as provided herein.

     12.2 Notice of Proposed Plan. At least thirty (30) days before submitting any such proposed plan to the Director, Unit Operator shall give each party written notice thereof, together with a copy of the proposed plan. Within fifteen (15) days after receipt of the notice and plan, each Party shall advise Unit Operator of its approval or suggested revisions in those portions of the plan as to which it is entitled to vote pursuant to Article V of this Agreement. If the plan receives the vote of approval required in Article V of this Agreement, then Unit Operator shall file the plan with the Director. If the plan fails to obtain approval, Unit Operator will endeavor to make revisions that meet with approval of the parties.

     12.3 Cessation of Operations under Plan. If any such plan as approved by the Director provides for the cessation of any Drilling or other operations therein provided for on the happening of a contingency and if such contingency occurs, Sub-Operator shall promptly cease such Drilling or other operations and shall not incur any additional costs in connection therewith unless and until such Drilling or other operations are again authorized in accordance with this Agreement by the Parties chargeable with such Costs.

                                  ARTICLE XIII

                DRILLING, DEEPENING, PLUGGING BACK OR ABANDONMENT
                 OF EXPLORATORY, DEVELOPMENT AND INJECTION WELLS

     13.1 General Provisions for Exploratory, Development and Injection Wells.

          A. General. The Drilling, Deepening, Plugging Back or abandoning of a well within the Unit Area shall be conducted only in accordance with the provisions of this Article XIII, except as provided in Article XIV and
     Article XVI. For the purposes of this Article XIII, reference to Parties shall mean all Parties to this Agreement in the case of Exploratory Wells and all parties in the relevant WIPA in the case of Development and Injection Wells.

          B. Sub-Operator to Conduct Operations. All Drilling, Deepening, Plugging Back, and abandoning operations shall be conducted by the designated Sub-Operator; provided, however, if such operations are to be conducted from a


Page 21 of 45 Pages
     facility for which no Sub-Operator has been designated, the Parties participating in the Costs thereof shall designate the Sub-Operator.

          C. Notice of Proposed Operations. Any Party may propose the Drilling, Deepening or Plugging Back or abandoning of a well by giving each of the other Parties written notice which, except in the case of abandoning operations, shall specify the surface location, bottom hole location (which location shall conform to any applicable spacing pattern theretofore adopted or then being followed or an authorized exception thereto), depth and estimated cost of the proposed well. No Party shall propose the Drilling of a well hereunder the Drilling of which requires the construction of a permanent platform.

          D. Response to Notice. Within thirty (30) days after receipt of such notice, each Party shall advise all other Parties, in writing, whether or not it approves and desires to participate in such operations. If the Parties approve such operations, then the proposed operations shall be conducted by the designated Sub-Operator. If any Party fails to respond to such notice within said thirty (30) day period, it shall be deemed to have failed to approve such proposed operation and to have elected not to participate therein.

          Notwithstanding the provisions of the foregoing paragraph, if a drilling rig has suspended operations awaiting approval of redrilling, Deepening, Plugging Back or abandoning of a well, then the Parties receiving such notice shall have forty-eight (48) hours (exclusive of Saturdays, Sundays and legal holidays) after receipt thereof within which to notify the Parties giving such notice whether they approve and desire to participate in the proposed operations. All such notices given under this paragraph shall be by telephone, telegraph or telewriter.

          E. Fewer Than All Parties. Whenever all parties entitled to participate in approved operations fail to agree to participate, then within fifteen (15) days after expiration of said thirty (30) days' notice period or within twenty-four (24) hours (exclusive of Saturdays, Sundays and legal holidays) after expiration of said forty-eight (48) hour notice period, each such party who desires to participate in the approved operations shall give to the other Parties written notice (or in the case of the twenty-four (24) hour notice period, by telephone, telegraph, or telewriter) of election to participate in such approved operations. Failure to give such notice shall be deemed an election not to participate.

          Unless otherwise agreed by the parties, the entire cost, risk, liability and expense of the Drilling, Deepening, or Plugging Back of a Development or Exploratory Well by fewer than all the Parties shall be borne by the parties comprising the Drilling party in proportion to their respective interests in such operation as hereinafter provided.


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

          No operations by fewer than all parties shall be conducted in such a manner as to interfere or conflict with any other Unit operations, except as provided in Article XIV.

          F. Abandonment of Non-Productive Well. In the event the proposed operation is the abandonment of a non-productive well other than a Hemlock WIPA well, then the notice required in Subsection 13.1C shall also be given to the Parties in the Hemlock WIPA. If the Parties in the Hemlock WIPA give notice of election, in the manner provided in Subsection 13.1D, to take over said well and if the parties participating in the Costs of said well approve the proposed abandonment, then the Parties in the Hemlock WIPA shall take over said well upon such terms and conditions as may be agreed, otherwise said well shall be abandoned as provided in Subsection 13.1D.

          G. Use of Equipment. In the case of any Plugging Back or Deepening operation, the Drilling Party shall purchase, at salvage value, all casing, tubing and other equipment in the well.

     13.2 Exploratory Wells.

          A. Right to Drill. If any party desires to Drill, Deepen or Plug Back a well as an Exploratory Well, the it shall have the right to do so under the provisions of this Article XIII.

          B. Drilling from Floating Platforms. The Drilling of an Exploratory Well from a floating platform or drilling barge shall be outside the scope of this Agreement, but except as provided in the last paragraph of Subsection 13.1E, nothing herein contained shall be deemed to prevent the Drilling of such a well on a Tract by a Party owning a Working Interest therein.

          C. Operations and Participation. The Drilling, Deepening or Plugging Back of an Exploratory Well from any facility other than a floating platform or drilling barge shall be accomplished in the following manner:

          In the event the proposed operation receives the approval of the Parties as provided in Subsection 13.1D or 13.1E, then each owner of a Working Interest in the Tract in which such operation is to be conducted shall have the right to participate in proportion to its Working Interest in that Tract. Unless one or more of the Owners of Working Interests in that Tract elect to conduct such operations at its sole cost, risk and expense as provided in Subsection 13.1E, all Parties shall have the right to participate in such operations in proportion to their respective BPI in the Hemlock WIPA, in accordance with the provisions of Subsection 13.1E.


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          Notwithstanding the provisions of this Subsection 13.2C, no approval of the Parties shall be required for the Drilling, Deepening or Plugging Back of an Exploratory Well from a location on land if such operation is to be conducted by a Party owning a Working Interest in the Tract in which the bottom hole location is proposed.

     13.3 Development Wells.

          A. Right to Drill. If any Party desires to Drill, Deepen, or Plug Back a well as a Development Well, then it shall have the right to do so under the provisions of this Article XIII.

          B. Operations and Participation. The Drilling, Deepening or Plugging Back of a Development Well shall be accomplished in the following manner:

          In the event the proposed operation receives the approval of the Parties as provided in Subsection 13.1D or 13.1E, each Party in that WIPA shall have the right to participate therein in proportion to its BPI in that WIPA.

     13.4 Relinquishment and Reversion of Interests.

          A. Operations by Less than All Parties. In Order for the Drilling Party to receive the benefits of this Section 13.4, the proposed operations shall be commenced within one hundred twenty (120) days after the expiration of the notice period provided in Subsection 13.1D or 13.1E, whichever is the later date. Each Drilling Party shall participate in the proposed operations in the proportion that its BPI bears to the total BPI of all Drilling Party in the relevant WIPA.

          B. Relinquishment of Interest by Non-Drilling Party. When a well which is Drilling, Deepening or Plugged Back by less than all Parties entitled to participate therein, is completed as a producer of Unitized Substances, each Non-Drilling Party shall be deemed to have relinquished to the Drilling Party all of its operating rights and Working Interest in and to such Well, and Drilling Party shall make, or cause to be made, payments for Lease burdens in respect of Production from said well, in accordance with
     Section 21.2.

          C. Reversion of Relinquished Interest. The operating rights and Working Interests relinquished by a Non-Drilling Party shall revert to it at such time as the Market Value of that Non-Drilling Party's EPI share of the Production obtained from the well after such relinquishment (after deducting from such Market Value all taxes upon or measured by Production and all Lease Burdens other than the State's Royalty Share on said portion thereof) shall equal the total of the following:


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               (1) One hundred per cent (100%) of that portion of the Costs incurred in operating the well (including the portion of costs of acquisition or use of platforms, pipelines or other facilities attributable to such operations by less than all Parties, but excluding the Costs provided for in Subsection 13.4C(2)) that would have been charged to such Non-Drilling Party had all Parties entitled thereto participated therein; and

               (2) Six hundred per cent (600%) in the case of an Exploratory Well, or four hundred per cent (400%) in the case of a Development Well, of that portion of the Costs incurred by Drilling Party in the Drilling, Deepening, or Plugging Back of said well, through and including the wellhead connections, that would have been chargeable to such Non-Drilling Party had all Parties entitled thereto participated therein.

          D. Effect of Reversion. From and after reversion to a Non-Drilling Party of its relinquished interest in a well, such Non-Drilling Party shall share in the ownership of the well, the operating rights and Working Interest therein, the materials and equipment in or pertaining to the well, the Production therefrom and the Costs of operating the well as otherwise provided in this Agreement.

     13.5 Abandonment of Production Wells. No well which is producing or has once produced, shall be abandoned without approval of the Parties then owning a Working Interest therein. If such approval is not obtained, then the Parties not desiring to abandon shall pay to such other Party the latter Party's proportionate share of the fair market value of the salvable material and equipment in and on such well determined at the time such abandonment is proposed, less such latter Party's estimated share of the cost of abandonment. Upon receipt of said sum, the Party desiring to abandon said well shall assign to the other Parties, without warranty of title, all of its operating rights and Working Interest in the well and all subsequent Production therefrom, as to the Pool from which said well is then producing, or has once produced, but not as to any other Pool and all of its interest in the material and equipment in and on said well. If such assignment or conveyance shall run in favor of more than one Party hereto, the interest covered thereby shall be shared by such Parties in the proportion that the interest of each Party assignee bears to the interest of all Parties assignee.

     In the event the abandonment is of a well other man a Hemlock WIPA well, the Party proposing such abandonment shall give the notice required in Subsection 13.1C to the Parties in the Hemlock WIPA. If the Parties in the Hemlock WIPA give notice of election, in the matter provided in Subsection 13.1D, to take over said well and if the Parties then owning a Working Interest in said well approve the proposed abandonment, the Parties in the Hemlock WIPA shall take over said well upon such terms and conditions as may be agreed. Unless at the direction of the Parties the well is to be taken


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

over for use in Unit operations, the Sub-Operator shall plug and abandon the well for the account of the parties owning a Working Interest therein.

     As used in this Section 13.5, "well" shall be deemed to apply separately to each Pool from which that well is then producing or has produced, and the value of the salvable material and equipment therein shall be attributed in proportion to the ownership thereof.

     13.6 Injection Wells. The Costs of Drilling, Deepening or Plugging Back, abandoning, or taking over a well as an Injection Well shall be borne by all the parties in the WIPA for which the well is to be used for the purpose of disposal or pressure maintenance or secondary recovery operations. All parties in the relevant WIPA shall bear such Costs according to their respective BPI in that WIPA.

                                   ARTICLE XIV

                                 REQUIRED WELLS

     14.1 Definition. For the purposes of this Article, a well shall be deemed a required well if the Drilling thereof is required by the final order of an authorized representative of the Department of Natural Resources. Such an order shall be deemed final upon expiration of the time allowed for appeal therefrom without the commencement of appropriate appeal proceedings, or, if such proceedings are commenced within said time, upon the final disposition of the appeal. Whenever a Party receives any such order, it shall promptly mail a copy thereof to each of the other Parties; if any such order is appealed, the Party appealing shall give prompt written notice thereof to each of the other Parties, and upon final disposition of the appeal, Unit Operator shall give each of the Parties prompt written notice of the results thereof.

     14.2 Election to Drill. Any Party desiring to Drill, or participate in the Drilling of, a required well shall give to the other Parties written notice thereof as provided in Subsection 13.1C or within such lesser time as may be required by the order. If such notice is given, the Parties electing to participate as provided in Subsections 13.1D or 13.1E shall designate a Sub-Operator in the manner provided in subsection 13.1B for the Drilling of that well. Subject to the provisions of Section 16.3, the designated Sub-Operator shall Drill the required well for the account of such Parties, who shall bear all Costs incurred therein; provided, however, that if the required well is a Development Well, it shall not be drilled unless it receives the approval of the parties in the relevant WIPA. The rights and obligations of such Parties with respect to the ownership of such well, the operating rights therein, the Production therefrom and the bearing of Costs incurred therein shall be the same as if the well had been Drilled for the account of such Parties under Article XIII either as a Development Well or Exploratory Well, as the case may be.


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

     14.3 Alternatives to Drilling. If no Party elects to Drill a required well within the period allowed for such election or if such election is made but approval to drill is not obtained from the parties as provided under Section 14.2, and if any of the following alternatives is available, the first such alternative which is available shall be followed:

          A. Compensatory Royalties. If compensatory royalties may be paid in lieu of Drilling the well and if payment thereof receives, within said period, the approval of the Parties who would be chargeable with the Costs incurred in Drilling the well, if the well were Drilled as provided in
     Section 14.4, Unit Operator shall pay such compensatory royalties for the account of said Parties; or

          B. Contraction. If the Drilling of the well may be avoided, without other penalty, by contraction of the Unit Area, Unit Operator shall make a reasonable effort to effect such contraction with the approval of the Director in the manner provided in numbered Paragraph 2 of the Unit Agreement.

     14.4 Required Drilling. If none of the foregoing alternatives is available, the required well shall be drilled under whichever of the following provisions is applicable:

          A. Development Well. If the required well is a Development Well, it shall be Drilled by the Sub-Operator designated in the manner provided in
     Section 14.2 for the account of all Parties in the WIPA in which the well is Drilled; or

          B. Exploratory Well. If the required well is an Exploratory Well, it shall be drilled by the Sub-Operator designated by and for the account of the parties in proportion to their respective Surface Acreage in the Unit Area.

                                   ARTICLE XV

                   ESTABLISHMENT, REVISIONS AND CONSOLIDATION
                     OF ROYALTY INTEREST PARTICIPATING AREAS

     15.1 General. All RIPA shall be established, revised or consolidated from time to time as provided in numbered Paragraph 11 of the Unit Agreement and in accordance with the procedure set forth in this Article XV.

     15.2 Procedure. Whenever a Sub-Operator obtains information which may cause the establishment, revision or consolidation of a RIPA, then Sub-Operator shall promptly advise Unit Operator and furnish the data applicable thereto. Unit Operator, in turn, shall furnish all available data as it may have relative thereto, along with Unit Operator's proposal as to such establishment, revision or consolidation, to each of the Parties in the applicable WIPA. Within fifteen
(15) days following receipt of such data and proposal, each Party shall advise Unit Operator in writing of its approval or objections to such proposal. If the proposal receives file approval of such Parties, then Unit Operator shall


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

promptly prepare and file with the Director the necessary documents and data supporting such establishment, revision or consolidation. The failure of any party to advise Unit Operator of its position shall be regarded as a vote against the proposal submitted. If the proposal does not receive the approval of such Parties, then Unit Operator shall submit to the Parties a revised proposal taking into consideration the written comments made as to the initial proposal. If such revised proposal fails to receive the approval of such Parties, then Unit Operator shall file with the Director a proposal that reflects the position of the greatest percentage of interest of the Parties within the applicable WIPA.

     15.3 Revised Proposal. If any such proposal filed by Unit Operator with the Director is rejected or requested to be revised, then Unit Operator shall submit a revised proposal to the Parties in the WIPA involved for their approval in accordance with the procedure set forth above, any Party may submit its objections or comments to the Director as to any proposal filed by the Unit Operator with the Director.

                                   ARTICLE XVI

                       PLATFORMS AND PRODUCTION FACILITIES

     16.1 Prior Commitments. Prior to the effective date of this Agreement, the parties have agreed to the design, construction and installation of the platforms, pipelines and production facilities referred to in Section 7.2 for the primary purpose of the development and operation of the Hemlock WIPA. The Parties further agreed that the Costs thereof would be initially shared on the basis provided in appendix "B-1", subject to the right to audit and adjustments as herein provided.

     16.2 Costs. All costs and expenses incurred in connection with the design, construction and installation of the said platforms, pipelines and production facilities to the extent that said production facilities are used solely for or allocated to the Trading Bay Unit, shall be deemed Costs for the purposes of this Agreement.

     16.3 Use of Wells, Platforms, or Production Facilities. No well, platform, or production facility (including a pipeline) shall be used for other than that upon which ownership thereof is based without the approval of the Parties owning such well, platform, or production facility, as provided in Subsection 5.3D. Upon such use, a fair and equitable apportionment of risks and liabilities, investment, and operating and other costs shall be made between the Parties therefor. Such use shall include but not be limited to the Drilling of wells, multiple completion of wells and the production, transportation and handling of Unitized Substances. (See First, Second and Third Supplemental Agreements to Unit Operating Agreement)


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

                                  ARTICLE XVII

                       CONSTRUCTION OF CERTAIN PLATFORMS,
                         PIPELINES AND OTHER FACILITIES

     17.1 General. The construction of any platforms, pipeline, or other facilities not provided for in Section 16.1 and not related to secondary recovery or pressure maintenance programs, the cost of which exceeds One Million Five Hundred Thousand Dollars ($1,500,000.00), referred to in this Article XVII as "Such Construction", shall be conducted in or for the benefit of the Unit Area only in accordance with the provisions of this Article XVII. For the purposes of this Article XVII, reference to parties shall mean all parties in the WIPA to be served by the proposed platform, pipeline, or other facility.

     17.2 Sub-Operator to Conduct Operations. Such Construction shall be conducted by the Sub-Operator designated by the parties participating in the Costs thereof.

     17.3 Notice of Proposed Construction. Any Party may propose Such Construction by giving each of the other Parties written notice specifying the location, contemplated service, design, specifications, proposed Sub-Operator, and estimated Costs of Such Construction.

     17.4 Response to Notice. Within sixty (60) days after receipt of such notice each Party shall advise all other parties, in writing, whether or not it approves Such Construction and whether or not it desires to participate in Such Construction. If any Party fails to respond to such notice within said sixty
(60) day period, it shall be deemed to have failed to approve such construction and to have elected not to participate therein.

     If the Parties approve Such Construction in the manner provided in Subsection 5.3E, then Such Construction shall be conducted by the designated Sub-Operator.

     17.5 Participation. In the event Such Construction receives the approval of the Parties as provided in Section 17.4, each Party shall have the right to participate therein in proportion to its BPI in the WIPA to be served. Unless otherwise agreed by the Parties, the entire cost, risk, liability and expense of Such Construction by fewer than all of the Parties shall be borne by the Parties comprising the Participating Party (as hereinafter defined) in proportion to their respective interests in Such Construction as hereinafter provided. The Party or Parties electing to participate in such Construction shall be referred to in this Article XVII as "Participating Party".

     17.6 Relinquishment and Reversion of Interests.

          A. Such Construction By Less Than All Parties. In order for the Participating Party to receive the benefits of this Section 17.6, Such Construction


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

     shall be commenced with one (1) year after the expiration of the period provided in Section 17.4. Each Participating Party shall participate in Such Construction in the proportion that it's BPI of all Participating Parties in the relevant WIPA.

          B. Non-Ownership and Relinquishment of Interest. When any Party who is entitled to participate in Such Construction elects not to participate therein, such Party referred to in this Article XVII as "Non-Participating Party", it shall be deemed to have no interest in and shall not be entitled to the use of the platform, pipeline, or other facility constructed and, in the case of a platform, to have relinquished all of its operating rights and Working Interest in and Production from all wells drilled from that platform and completed in the WIPA for which that platform was constructed.

          C. Acquisition of an Interest and Reversion of Relinquished Rights. Within thirty (30) days after the pipeline or other facility is put into service or, in the case of a platform, within thirty (30) days after all well logs and data from the first well Drilled from that platform are mailed to Non-Participating Party, Sub-Operator shall furnish each Non-Participating Party a statement of the estimated Costs of Such Construction and Drilling. Within sixty (60) days after receipt of such statement, each Non-Participating Party may elect to pay to the Sub-Operator who conducted Such Construction an amount of money equal to the total of the following:

               (1) One hundred per cent 100% of that portion of the Costs incurred in operating the pipeline, other facility, or platform and well thereon that would have been charged to such Non-Participating Party had it participated in Such Construction;

               (2) One hundred thirty-five percent (135%) of that portion of the Costs incurred and committed in Such Construction and the Costs of Drilling a well or wells, if Drilled from the facility that would have been charged to such Non-Participating Party had it participated therein; and

               (3) Interest at the rate of one-half of one percent (1/2 of 1%) per month on such amounts computed from the month during which each portion of such Costs was paid.

          If a Non-Participating Party has elected to make the payment hereinabove provided, and does so within thirty (30) days after such election, such Non-Participating Party shall immediately have that interest in that platform, pipeline or other facility as it would have had if it had participated in the construction thereof, and the operating rights and Working Interests which it relinquished by failing to participate in Such Construction shall at that time revert to such Party.


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

          D. Payment by Sub-Operator. All payments received by Sub-Operator from a Non-Participating Party pursuant to Subsection 17.6C shall be paid promptly to the Participating Parties in the proportions in which they shared the Costs of Such Construction and Drilling.

                                  ARTICLE XVIII

                        RIGHT TO TAKE IN KIND AND FAILURE
                         TO TAKE IN KIND - UNDERLIFTING

     18.1 Taking in Kind. Each Party shall currently take in kind or separately dispose of its share of Production (and only its share, but its share shall include any Production said Party is then making up as the result of its underlift pursuant to this Article XVIII). Each such Party shall have the right to construct, maintain, and operate all necessary facilities for that purpose, provided that they are so constructed, maintained, and operated as not to interfere with Unit operations. Any extra expenditures incurred by reason of the delivery in kind of any portion of the Production shall be borne by the receiving party. If a royalty owner has the right to take in kind a share of Production and fails to do so, those parties taking Production shall take the Royalty Share of Production in the manner provided in Article X. On all purchases or sales each Party shall execute any division order or contract of sale pertaining to its interest.

     18.2 Underlifting of Liquid Production.

          A. General. Notwithstanding the ownership of Production set forth in this Agreement, in the event any Party fails to take or otherwise dispose of its share of oil or other liquid hydrocarbons (liquid production), the other Parties shall be entitled to take their own shares of liquid production pursuant to this Section 18.2. These provisions shall be applicable to liquid production from gas wells when such liquid production is available; provided, however, a gas well shall not be produced primarily to obtain liquid production. Gas production will not be taken into account in the recovery or recoupment of liquid production.

          The procedures set forth in this Article XVIII for underlifting and for the recovery or recoupment of underlifted liquid production shall apply separately to each WIPA and shall be computed on the basis of volume without regard to the value thereof.

          B. Underlifted Party. In the event any party fails to take or otherwise dispose of its proportionate share of "Available Production" (as defined in Subsection 18.2C hereof) during any calendar quarter, said Party shall be deemed to have "underlifted" and such Party shall be hereinafter referred to as an "Underlifted Party." Whenever any Party has not taken its share of liquid


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     production solely as a result of a Redetermination of BPI, as provided in
     Article XI hereof, that Party shall not be deemed to have "underlifted" and the provisions of this Article XVIII shall not affect the adjustment of Production under Article XI.

          C. Available Production. Not less than forty-five (45) days prior to the beginning of each calendar quarter, Unit Operator shall advise in writing those Parties in the applicable WIPA of the total estimated quantity of liquid production therefrom which can be delivered to the Parties during the next calendar quarter. Such estimated quantity of liquid production for each such particular period of time is referred to herein as "Available Production". The amount of Available Production shall not exceed the maximum efficient rate of liquid production for that period of time as established for the particular WIPA by the Parties therein, in accordance with sound petroleum engineering practice. When none of the Parties takes its full share of Available Production as originally determined by Unit Operator for any calendar quarter, the total Available Production for such quarter shall be reduced retroactively to such amount as would allow the party taking the highest percentage of its share to receive credit for having taken 100% of its share. Unit Operator, by notice to the Parties, shall revise the amount of Available Production in the event unforeseen physical occurrences alter the WIPA's capacity to produce.

          D. Nominations. Within fifteen (15) days after receipt of notification of Available Production for a given period, each Party in that WIPA shall nominate in writing to Unit Operator the quantity of liquid production equivalent to all or any part of its share of Available Production which it desires to take during such period. Any Underlifted Party desiring to make up a portion or all of the volume it is underlined, shall also nominate the volume it wants to make up during the next succeeding calendar quarter. A Party failing to nominate shall be deemed to have nominated zero quantity.

          E. Recovery or Recoupment of Underlifted Liquid Production. Excess productive capacity (herein sometimes referred to as "Excess Capacity") is defined as the amount by which the Available Production exceeds the total amount of liquid production (excluding any being recovered or recouped as provided in this subsection) nominated by all Parties for each quarter.

          Whenever there is Excess Capacity and when an Underlifted Party is able to utilize that Excess Capacity, such capacity will be allotted to that Party as herein provided.

          In the event an Underlifted Party has nominated to utilize any Excess Capacity and during the two succeeding calendar quarters period Excess Capacity did not exist or was insufficient to permit that Underlifted Party to recover or


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

     recoup the full amount of its underlifted liquid production, such party shall have the right to recover or recoup its underlifted production out of ten percent (10%) of Available Production in addition to any Excess Capacity, as above provided, to the extent required for recovery or recoupment by the Underlifted Party.

          If more than one Party elects to recover or recoup at the same time, they shall share the available Excess Capacity and/or the ten percent (10%) of liquid production in proportion to their respective BPI's. When an Underlifted Party has recovered or recouped the full amount of its liquid production underlift, that Party's share of liquid production shall thereupon be its BPI share.

          No Party shall be deemed an Underlifted Party due to a reduction in its share of Available Production pursuant to this Subsection 18.2.

          F. Rate of Liquid Production. Unit Operator shall timely advise all parties of the nominations received for each quarter and shall establish a rate of liquid production equal to the total of the volumes so nominated, not to exceed the maximum efficient rate of production and each Party shall accept the volume nominated by it.

          G. Allocation of Costs. Each Underlifted Party shall bear its BPI share of all Costs, except Lease Burdens and taxes measured by production, as provided in Article XXII hereof.

          Further in any calendar quarter during which a Party is recovering or recouping its underlifted liquid production out of the ten percent (10%) of Available Production, a percentage of all "Operating" costs as defined in Exhibit "C", equivalent to the percentage of liquid production taken for recovery or recoupment of underlifted liquid production out of said ten percent (10%) of Available Production shall be borne by each such Party in proportion to the volume of liquid production so taken by that Party for recovery or recoupment. No adjustment in Costs, except taxes measured by production, shall be made for the use of Excess Capacity. Lease Burdens shall be borne as provided for in Article XXI hereof. (Amended 1/1/70)

     18.3 Underlifting or Balancing of Gas Production.

          A. General. Notwithstanding the ownership of Production set forth in this Agreement, in the event any Party fails to take or otherwise dispose of its share of natural gas (gas production), the other parties shall be entitled to take their own and such party's shares of gas production pursuant to this Section 18.3. These provisions shall be applicable to gas well gas and to casing head gas when such gas production is available; provided, however, an oil well shall not be produced


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     primarily to obtain gas production. Liquid production will not be taken into account in the balancing of gas production.

          The procedures set forth in this Article XVIII for underlifting or balancing of underlifted gas production shall apply separately to each WIPA and shall be computed on the basis of volume without regard to the value thereof.

          The term "accounting period" as used in this Section 18.3 shall mean a calendar quarter or such other period as may be otherwise agreed by the parties.

          B. Repressuring, Recycling or Other Secondary Recovery Operations. In the event gas production is available in any WIPA, and such gas production may be utilized in repressuring, recycling, or other secondary recovery operations in that WIPA or any other WIPA, it is agreed that the Parties owning such gas production shall give first consideration to the use of such gas production for such operations upon such terms as may be acceptable to the parties; provided, however, in the event more than one WIPA, other than the WIPA from which the gas production is obtained, desires such production, the Hemlock WIPA, if involved, shall have preference.

          C. Underlifted Party. In the event any Party fails to take or otherwise dispose of its proportionate share of gas production during any accounting period, said Party shall be deemed to have "underlifted" and such party shall be hereinafter referred to as an "Underlifted Party" during that period. Whenever any Party has not taken its share of gas production solely as a result of a Redetermination of BPI, as provided in
     Article XI hereof, that Party shall not be deemed to have "underlifted" and the provisions of this Article XVIII shall not affect the adjustment of Production under Article XI.

          D. Overlifted Party. In the event any Party fails to take or otherwise dispose of its proportionate share of gas production during any accounting period, the other Parties shall have the right, but not the obligation, during such period to take or otherwise dispose of such Party's proportionate share of gas production. Each such party taking more than its share of gas production shall be deemed to have "overlifted" and shall be hereinafter referred to as an "Overlifted Party" during that period. Each Party desiring to take more than its share of gas production shall be entitled to take the gas production not being taken by the Underlifted Party in the proportion that its BPI bears to the BPI of the Overlifted Party.

          E. Gas Production Account. Unit Operator or any party selected by the Parties shall maintain and furnish a statement of a gas production account which


Page 34 of 45 Pages
     shall show the amount each Party has underlifted or overlifted relative to the cumulative gas production from the WIPA.

          F. Balancing. If an Underlifted Party desires to take more than its share of gas production in order to balance its gas production account, that party shall so advise Unit Operator, who shall use its best efforts to reduce the portion of gas production being taken by all Overlifted Parties to the extent necessary to enable the Underlifted Party to take such amounts sufficient to balance its gas production account within one year from the date of its request.

          In the event an Underlifted Party is unable to balance its gas production account within said one year, then that Underlifted Party shall be entitled to increase its take of gas production up to ten percent (10%) of the Overlifted Parties' share of current gas production until its gas production account is in balance.

          If two or more of the Underlifted Parties desire to balance their gas production accounts at the same time, then each of such Underlifted Parties shall be entitled to take the proportion of such ten percent (10%) portion of the current gas production of the Overlifted Parties that their respective volumes of underlifted gas production bear to the total of such volume.

          Without prior approval of the parties, no Sub-Operator shall produce any gas well in excess of the maximum efficient rate of gas production established for the wells in a WIPA by the Parties therein.

          G. Allocation of Costs. Except as to Lease Burdens and taxes measured by production, no adjustment shall be made in Costs when a Party is underlifting or overlifting. Lease Burdens shall be borne as provided in
     Article XXI hereof and taxes measured by production shall be borne by the parties in proportion to their respective gas production.

     18.4 Indemnity. In the event any Party or parties is underlifted and any such action causes the rate of production hereunder to be reduced, then said Party or Parties shall be solely responsible to the State of Alaska and any other royalty owner or overriding royalty owner for, and hold the other Parties harmless and indemnify them against any and all claims whatsoever which arise as a result of such failure to take.

                                   ARTICLE XIX

                                  UNIT EXPENSE

     19.1 Basis of Charge to Parties. All Costs incurred for the benefit of a WIPA initially shall be paid by Unit Operator or the Sub-Operator incurring same. Each Party


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

shall reimburse Unit Operator or such Sub-Operator for its BPI share of such Costs except as otherwise provided in Articles XIII, XVII, and XVIII. All charges, credits and accounting shall be in accordance with Exhibit "C".

     19.2 Budgets. Each Sub-Operator will submit a proposed program and a proposed budget of estimated costs for the next calendar year to the Unit Operator by August 1 of each year. The Unit Operator will, as soon as practical after receipt of the proposed programs and budgets, distribute the proposed programs and budgets to the Parties and give notice of a preliminary meeting to review the proposed programs and budgets. This meeting will be held by August
15. Following this preliminary meeting and upon at least thirty (30) days' advance written notice which shall include the agenda for the meeting, Unit Operator shall call a meeting to be held not later than November 15, of each year. At such meeting, the representatives of the Parties shall compare the current year's program and budget to actual performance and shall endeavor to agree on the next year's program and budget after making such modifications as may be necessary; provided, however, that such agreement shall not constitute authority for the making of such expenditures, which shall be made only in accordance with the remaining provisions of this Agreement. A budget shall not constitute authority for the making of such expenditures, which shall be made only in accordance with the remaining provisions of this Agreement. A budget shall set forth the estimated annual Costs by semi-annual periods. Budgets shall be estimates only, and shall be adjusted or corrected by the relevant Parties whenever an adjustment or correction is proper. A copy of each budget and adjusted budget shall promptly be furnished to each party. Each program shall show that portion of such program and budget applicable to or allocated to each WIPA. (Amended 1/1/90)

     19.3 Advance Billings. Unit Operator and each Sub-Operator shall have the right to require the parties in each WIPA to advance their respective shares of estimated Costs by submitting to such Parties on or before the 15th day of any month, an itemized estimate thereof for the succeeding month, with a request for payment in advance. Within fifteen (15) days thereafter, each party shall pay to Unit Operator or Sub-Operators its share of such estimate. Adjustments between estimated and actual Costs shall be made by Unit Operator and Sub-Operators at the close of each calendar month, and the accounts of such Parties shall be adjusted accordingly.

     19.4 Commingling of Funds. No funds received by Unit Operator or any Sub-Operator under this Agreement need be segregated or maintained by it as a separate fund, but may be commingled with its own funds.

     19.5 Lien of Unit Operator and Sub-Operator. Each party grants to Unit Operator and the Sub-Operators a lien upon its oil and gas rights in each Tract, its share of production, and its interest in all Unit property, as security for payment of its share of Costs, together with interest thereon at the rate of six percent (6%) per annum. Unit


Page 36 of 45 Pages

Operator and each Sub-Operator shall have the right to bring suit to enforce collection of such indebtedness with or without seeking foreclosure of the lien. In addition, upon default by any Party in the payment of its share of Costs, Unit Operator and each Sub-Operator shall have the right to collect from the purchaser the proceeds from the sale of such Party's share of Production until the amount owed by such Party, plus interest as aforesaid, has been paid. Each purchaser shall be entitled to rely upon Unit Operator's or Sub-Operators' written statement concerning the amount of any default.

                                   ARTICLE XX

                                     TITLES

     20.1 Warranty and Indemnity. Each Party represents and warrants that it is the owner of the respective Working Interests set forth opposite its name in Exhibit "B" to the Unit Agreement, and hereby agrees to indemnify and hold harmless the other Parties from any loss due to failure, in whole or in part, of its title to any such interest, except failure of title arising out of Unit Operations; provided that such indemnity shall be limited to an amount equal to the net value that has been received from the sale or receipt of Unitized Substances attributed to the interest as to which title failed. Each failure of title will be deemed to be effective, insofar as this Agreement is concerned, as of the first day of the calendar month in which such failure is finally determined, and there shall be no retroactive allocation of Costs or retroactive allocation of Unitized Substances or the proceeds therefrom, as a result of title failure.

     20.2 Failure Because of Unit Operations. The failure of title to any Working Interest in Tract by reason of Unit operations, including non-production from such Tract, shall not change the BPI of the Party whose title failed in relation to the BPI of the other Parties at the time of the title failure.

                                   ARTICLE XXI

                            RENTALS AND LEASE BURDENS

     21.1 Rentals. Each Party shall be obligated to pay, or cause to be paid, any and all rentals and other sums (other than Lease Burdens) payable upon or in respect of its Working Interests, subject, however, to the right of each Party to surrender any of its Working Interests in accordance with Article XXIV. Upon request, each Party shall furnish to Unit Operator satisfactory evidence of the making of such payments. However, no Party shall be liable to any other Party for unintentional failure to make any such payments provided it has acted in good faith.

     21.2 Lease Burdens. Each party entitled to receive a share of Production shall make, or cause to be made, payments for that portion of the Lease Burdens constituting


Page 37 of 45 Pages
the Royalty Share due the State of Alaska in respect of Production or the proceeds thereof allocated under the Unit Agreement to each Tract in each RIPA in which it owns a Working Interest, in accordance with Article X. Each Party shall be obligated to pay, or cause to be paid, all other Lease Burdens as to each Tract in which it owns a Working Interest, and shall be liable for any additional Costs occasioned thereby. Each Party entitled to receive the Production from a well completed as a producer but not included in a RIPA shall pay, or cause to be paid, all Lease Burdens payable in respect of such Production.

     21.3 Payments to be Borne by Parties. All payments made pursuant to this
Article XXI shall be borne by the Party responsible for such payments in accordance with this Agreement, except payments made by Unit Operator or a Sub-Operator acting in that capacity.

                                  ARTICLE XXII

                                      TAXES

     22.1 Taxes Upon Unit Property and Operations. All taxes assessed or levied upon Unit property or operations under this Agreement, except income taxes, taxes measured by Production and taxes upon Lease Burdens which are payable by the owners thereof, shall be paid by Unit Operator or each Sub-Operator as and when due and payable.

     All such taxes shall be charged to and borne by the Parties in proportion to their respective BPI's.

     22.2 Other Taxes. Each Party shall pay or cause to be paid all taxes imposed upon or in respect of the production or handling of its share of Unitized Substances.

     22.3 Transfer of Interests. In the event of a transfer by one Party to another under the provisions of this Agreement of any Working Interest, or of any interest in any well or in the materials and equipment in any well, or of any interest in platforms, pipelines or other facilities, or in the event of the reversion of any relinquished interest as in this Agreement provided, the taxes above mentioned assessed against the interest transferred or reverted for the taxable period in which such transfer or reversion occurs shall be apportioned between such Parties so that each shall bear the percentage of such taxes which is proportionate to that portion of the taxable period during which it owned such interest.

     22.4 Notices and Returns. Each Party shall promptly furnish Unit Operator or the applicable Sub-Operator with copies of notices, assessments, levies or tax statements received by it pertaining to the taxes to be paid by Unit Operator or that Sub-Operator.


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

Unit Operator and each Sub-Operator shall make such returns, reports and statements as may be required by law in connection with any taxes above provided to be paid by it, shall furnish copies to the Parties upon request, and shall notify the Parties of any tax which it does not propose to pay before such tax becomes delinquent.

                                  ARTICLE XXIII

                                    INSURANCE

     23.1 Required Insurance. As to all operations hereunder, Unit Operator, or Sub-Operators where applicable, shall carry, for the benefit and protection of the parties hereto, Workmen's Compensation Insurance in accordance with all applicable laws, rules and regulations, or shall, at its option, self-insure under applicable statutes. Unit Operator or Sub-Operators, where applicable, shall also procure and maintain such other insurance as shall be required by law. The net premiums of such insurance shall be charged to the joint account. The Unit Operator or Sub-Operators shall not carry physical damage insurance on jointly owned property for the benefit of the other parties hereto. The liability, if any, of the parties hereto in damages for claims growing out of personal injury to or death of third persons or injury or destruction of property of third persons resulting from the operation and development of the Trading Bay Unit shall be borne by the parties hereto in proportion to their respective Unit participation interest at the time the act creating the damage claim occurred. (Amended 8/25/69, 8/30/72)

     23.2 Individual Insurance. Any Party may procure and maintain at its own cost and expense such other insurance as it shall determine and any such insurance shall inure solely for the benefit of such Party procuring the same; provided, however, that each such insurance policy shall contain a waiver on the part of the insurance carrier of all rights, by subrogation or otherwise, against each Party not named as an insured in such policy or if such waiver is not secured the insured shall indemnify and hold harmless each Party not named as an insured in such policy against any claim of the insurance carrier arising against such Party by subrogation or otherwise. (Amended 8/30/72)

     23.3 Contractors' Insurance. Unit Operator or Sub-Operators, where applicable, shall require any contractor employed by it, to obtain, maintain and pay for insurance with a reputable company or companies in amounts not less than that needed to protect the interests of the Unit Operator or Sub-Operators, where applicable, and Non-Operator predicated upon the exposure to risk of the work to be performed by the contractor.

     Unit Operator or Sub-Operators, where applicable, shall require any contractor, employed by it, to submit to it property executed certificates of insurance as issued by approved insurers before work contemplated in any contract is begun. (Amended 8/30/72)


Page 39 of 45 Pages

     23.4 Notice of Losses and Claims. Unit Operator or Sub-Operators shall notify the other Parties as soon as practicable after the occurrence of any accident involving either damage to property or injuries to or death of persons. (Amended 8/30/72)

                                  ARTICLE XXIV

                     RELEASE FROM OBLIGATIONS AND SURRENDER

     24.1 Surrender or Release Within a WIPA. A Working Interest in a WIPA shall not be surrendered except with the consent of all parties in such WIPA. However, a Party who owns a Working Interest in a WIPA and who is not at the time committed to participate in the Drilling, Deepening or Plugging Back of a Well in such WIPA may be relieved of further obligations with respect to such WIPA as then constituted by executing and delivering to Unit Operator an assignment conveying to all other Parties in such WIPA, proportionately to such other Parties' respective BPI's as among themselves, all Working Interests owned by such Party in the WIPA, together with the entire interest of such Party in any and all wells, materials, equipment and other property in or pertaining to such WIPA.

     24.2 Procedure on Surrender Outside a WIPA. Whenever a Party desires to surrender a Working Interest in any tract which is not in a WIPA, such Party shall give to all other Parties written notice thereof describing such Working Interest. The Parties receiving such notice, or any of them, shall have the right at their option to take from the Party desiring to surrender an assignment of such Working Interest by giving to the Party desiring to surrender written notice of election so to do within thirty (30) days after receipt of the notice of the desire to surrender. If such election is made as above provided, the Party or Parties taking the assignment (which shall be taken by them in proportion to the Surface Acreage of their Working Interests among themselves in the Unit Area) shall pay to the assigning Party its share of the salvage value of any wells owned by the Parties and then located on the land covered by such Working Interest, which payment shall be made on receipt of the assignment. If no Party elects to take such assignment within such thirty (30) day period, then the Party or Parties owning such Working Interest may surrender the same if surrender thereof can be made in accordance with the Unit Agreement.

     24.3 Accrued Obligations. A Party making an assignment or surrender in accordance with Section 24.1 or 24.2 shall not be relieved of its liability for any obligation accrued hereunder at the time the assignment or surrender is made, or of obligation to bear its share of the Costs incurred in any Drilling, Deepening or Plugging Back operation in which such Party has elected to participate prior to the making of such assignment or surrender, except to the extent that the Party or Parties receiving such assignment shall assume, with the approval of the Parties, any and all obligations of the assigning Party hereunder and under the Unit Agreement.


Page 40 of 45 Pages

                                   ARTICLE XXV

                                  FORCE MAJEURE

     25.1 Force Majeure. The obligations of Unit Operator and each Sub-Operator hereunder shall be suspended to the extent that, and only so long as, performance thereof is prevented, in whole or in part, by acts of God, fire, action of the elements, weather or natural phenomena, including, but not limited to, ice within the Unit Area rendering continued operations hazardous to life or property, strikes or other differences with workmen, unavoidable accidents, acts of civil or military authorities, acts of the public enemy, restrictions or restraints imposed by law or by regulation or order of governmental authority, whether Federal, state, or local, inability to obtain necessary rights of access, uncontrollable delays in transportation, inability to obtain necessary materials in open market, or any other cause reasonably beyond control of Unit Operator and Sub-Operators whether or not similar to any cause above enumerated. No Party shall be required against its will to adjust or settle any labor dispute. Whenever performance of obligations is prevented by any such cause, Unit Operator and each Sub-Operator shall give notice thereof to the other Parties as promptly as reasonably possible.

                                  ARTICLE XXVI

                                     NOTICES

     26.1 Giving and Receipt. Except as otherwise specified herein, any notice, consent, or statement herein provided or permitted shall be deemed to have been properly served when sent by mail (air mail if out of state), facsimile transmission, or telegram to the address of the representative of each Party as furnished to Unit Operator in accordance with Article V and received by the Party. A notice given under any provision hereof shall be deemed given only when received by the party to whom such notice is directed, except that any notice given by United States certified or registered mail, or facsimile transmission, or by telegram, properly addressed to the Party to whom given with all postage and charges prepaid, shall be deemed given to and received by the Party to whom directed seventy-two (72) hours after such notice is deposited in the United States mails or upon confirmation of receipt of facsimile transmission, or forty-eight (48) hours after such notice if filed with an operating telegraph company for immediate transmission by telegraph, exclusive of Saturdays, Sundays and legal holidays in each case, and also except that a notice to Unit Operator or any Sub-Operator shall not be deemed given until actually received by it (Amended 1/1/90)

     26.2 Proper Addresses. Each Party's proper address shall be deemed to be the address of that Party's representative furnished to the Unit Operator in accordance with Article V.


Page 41 of 45 Pages

                                  ARTICLE XXVII

                           LIABILITY, CLAIMS AND SUITS

     27.1 Individual Liability. The duties, obligations, and liabilities of the Parties shall be several and not joint or collective; and nothing herein contained shall ever be construed as creating a partnership of any kind, joint venture, association, trust, or other legal entity among the Parties.

     27.2 Settlements. Unit Operator and Sub-Operators may settle any single damage claim or suit involving Unit operations but not involving an expenditure in excess of Two Thousand Five Hundred Dollars ($2,500.00) provided the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above specified amount, the Parties shall assume and take over the further handling of the claim or suit unless such authority is expressly delegated to Unit Operator or a Sub-Operator. All costs and expense of handling, settling, or otherwise discharging such claim or suit shall be an item of Costs. If a claim is made against any Party or if any Party is sued on account of any matter arising from Unit operations and over which such Party individually has no control because of the rights given the Parties, Unit Operator and Sub-Operators by this Agreement and the Unit Agreement, the Party shall immediately notify the Parties and the claim or suit shall be treated as any other claim or suit involving Unit operations.

                                 ARTICLE XXVIII

                           INTERNAL REVENUE PROVISIONS

     28.1 Internal Revenue Provisions. Each of the Parties hereby elects to be excluded from the application of Subchapter K of Chapter t of Subtitle A of the Internal Revenue Code of 1954, or such portion or portions thereof as may be permitted or authorized by the Secretary of the Treasury of the United States or his delegate insofar as such Subchapter or any portion or portions thereof may be applicable to the Parties. If any present or future income tax laws of the State of Alaska contain provisions similar to those contained in the Subchapter of the Internal Revenue Code of 1954 above referred to under which a similar election is permitted, each of the Parties hereby elects to be excluded from the application of such laws. Accordingly, each Party hereby authorizes and directs Unit Operator to execute such an election or elections on its behalf and file the same with the proper administrative office or agency. If requested by Unit Operator, each Party agrees to execute and join in such instruments as are necessary to make such elections effective.


Page 42 of 45 Pages

                                  ARTICLE XXIX

                             EFFECTIVE DATE AND TERM

     29.1 Effective Date. This Agreement shall be effective as of the effective date of the Unit Agreement.

     29.2 Term. This Agreement shall continue in effect so long as the Unit Agreement remains in effect and thereafter until: (a) all wells have been plugged and abandoned or otherwise disposed of, (b) all Unit property acquired for the joint account has been disposed of in accordance with the instructions of the Parties, and (c) there has been a final accounting.

                                   ARTICLE XXX

                               NON-DISCRIMINATION

     30.1 Non-discrimination. In connection with the performance of work under this Agreement, Unit Operator and Sub-Operators agree to comply with all of the provisions of Section 202(1) to (7), inclusive, of Executive order 11246, as amended (30 FR 12319), which are hereby incorporated by reference in this Agreement.

     Unit Operator and Sub-Operators agree to insert the foregoing provision in all subcontracts hereunder, except subcontracts for standard commercial supplies or raw materials.

                                  ARTICLE XXXI

                                OTHER PROVISIONS

     31.1 Audits. An audit shall be made of Unit Operator and Sub-Operator's records and books of account pertaining to operations under this Agreement whenever the making of such audit is requested by any two or more Parties in the affected WIPA, except that neither Unit Operator nor a Sub-Operator shall be audited more often than once each year, except upon the resignation or removal of such Unit Operator or Sub-Operator. Such audit shall be made by auditors in the employ of the Parties desiring to participate therein, and the allowance to be made to each Party furnishing an auditor shall be determined by the approval of such Parties, and paid by such Parties in proportion to their respective participations among themselves in Costs incurred during the period covered by the audit.

     31.2 Laws and Regulations. This Agreement shall be subject to all applicable laws and regulations, and shall be interpreted in accordance with the laws of the State of Alaska.


Page 43 of 45 Pages

     31.3 Additional Burdens. In the event that any Party has created or should subsequently create against its interest as shown in Exhibit "B" to the Unit Agreement, any additional royalty, overriding royalty, production payment, or other burden or charge, the Party which has created or subsequently creates any such additional burden or charge shall hold the other Parties to this Agreement harmless from such additional burdens and charges, and shall satisfy and discharge such burdens and charges out of its own funds. As security for the performance of the obligations created by this paragraph, the Parties entitled to be held harmless shall have a lien to secure the performance of the obligations created by this Section 31.3. Such lien shall exist upon the interests shown in said Exhibit "B" to be owned by the Party charged with performing such obligation.

     31.4 Successors and Assigns. The provisions of this Agreement shall be covenants running with the lands, leases, and interests covered hereby, and shall be binding upon and inure to the benefit of the legal representatives, successors and assigns of the Parties hereto.

                                  ARTICLE XXXII

                                    EXECUTION

     32.1 Counterparts. This Agreement may be executed in counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

     32.2 Ratification. This Agreement may be executed by the execution and delivery of a good and sufficient instrument of ratification, adopting and entering into this Agreement. Such ratification shall have the same effect as if the party executing it had executed this Agreement or a counterpart hereof.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first herein written.

                                        UNIT OPERATOR, SUB-OPERATOR and PARTY

                                        UNION OIL COMPANY OF CALIFORNIA


                                       By
                                           -------------------------------------


                                       By
                                           -------------------------------------


                                        SUB-OPERATOR and PARTY

                                        MARATHON OIL COMPANY


Page 44 of 45 Pages

                                       By
                                           -------------------------------------


                                       By
                                           -------------------------------------


                                        SUB-OPERATOR and PARTY

                                        ATLANTIC RICHFIELD COMPANY


                                       By
                                           -------------------------------------


                                       By
                                           -------------------------------------


                                                         PARTIES

                                        PAN AMERICAN PETROLEUM CORPORATION


                                       By
                                           -------------------------------------


                                       By
                                           -------------------------------------


                                        PHILLIPS PETROLEUM COMPANY


                                       By
                                           -------------------------------------


                                       By
                                           -------------------------------------


Page 45 of 45 Pages